Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dawn Neuman

SENA 401(k) Plan for Kimberly Union Members:

We consent to the incorporation by reference in the Registration Statement (No. 333-109214) on Form S-8 of Stora Enso Oyj (Stora Enso Corporation) of our report dated June 21, 2007, with respect to the statements of net assets available for benefits of SENA 401(k) Plan for Kimberly Union Members as of December 31, 2006, and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of SENA 401 (k) Plan for Kimberly Union Members.

Virchow, Krause & Company LLP

Madison, Wisconsin

June 26, 2007